                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ORION CAPITAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
 (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                    [ORION CAPITAL CORPORATION LETTERHEAD]

                                                                  April 11, 1996

Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to the Annual Meeting of Stockholders to be held on Wednesday, June 5, 1996, at Chase Bank (formerly Chemical Bank), 270 Park Avenue, 3rd Floor Auditorium, New York, New York, commencing at 10:00 A.M. Your Board of Directors and management look forward to greeting in person those stockholders able to attend. The formal notice of this meeting and the Proxy Statement accompany this letter.

     Resolutions pertaining to the annual election of your Board of Directors and ratification of the appointment of independent accountants for 1996 will be acted upon at this year's meeting. In addition to the matters covered by the attached notice, the meeting will give us an opportunity to review with you the business and affairs of your Company during 1995 and to provide a current report on the progress being made by the Company in 1996 and the Company's prospects for the future. A discussion period will follow the report, during which stockholders are invited to raise matters of interest about the Company.

     Your vote is important, regardless of the number of shares you may own. TO BE SURE YOUR SHARES ARE VOTED AT THE MEETING, IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE TAKE A MOMENT NOW TO SIGN, DATE AND MAIL YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. This will not prevent you from voting your shares in person if you attend the meeting. Your cooperation in mailing your proxy promptly will be greatly appreciated.

     Thank you for your continued support. We look forward to seeing you on Wednesday, June 5.

                                   Very truly yours,


                                   /s/ ALAN R. GRUBER

                           ORION CAPITAL CORPORATION
                                600 FIFTH AVENUE
                         NEW YORK, NEW YORK 10020-2302
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

            JUNE 5, 1996 AT 10:00 A.M., EASTERN DAYLIGHT SAVING TIME

                                   CHASE BANK
                                270 PARK AVENUE
                              3RD FLOOR AUDITORIUM
                               NEW YORK, NEW YORK

     Notice is hereby given that the Annual Meeting of Stockholders of Orion Capital Corporation (the "Company") will be held at Chase Bank (formerly Chemical Bank), 270 Park Avenue, 3rd Floor Auditorium, New York, New York, on Wednesday, June 5, 1996 at 10:00 A.M., Eastern Daylight Saving Time, for the following purposes:

          1. To elect a Board of Directors to serve until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualify.

          2. To act upon a proposal to ratify the selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company for the year 1996.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Holders of the Company's Common Stock are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 8, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of all stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Company's offices, 600 Fifth Avenue, 24th Floor, New York, New York 10020-2302, during the ten-day period preceding the meeting.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by attendance at the meeting and voting in person. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.
                      By order of the Board of Directors,
April 11, 1996
                                          MICHAEL P. MALONEY
                                            Vice President, General Counsel
                                              and Secretary

                           ORION CAPITAL CORPORATION
                                600 FIFTH AVENUE
                         NEW YORK, NEW YORK 10020-2302

                                PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 1996

     This statement is furnished in connection with the solicitation of proxies by your Board of Directors (the "Board") from holders of the outstanding shares of Common Stock, $1.00 par value (the "Common Stock"), of Orion Capital Corporation (the "Company") entitled to vote at the Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and enclosed proxy are first being mailed to stockholders on or about April 11, 1996. A copy of the Company's Annual Report for 1995 is being mailed to all stockholders with this Proxy Statement.

     The Company's Board has fixed the close of business on April 8, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were outstanding and entitled to vote 13,868,306 shares of Common Stock (which number excludes 1,469,344 shares owned by the Company and its subsidiaries). Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to matters on which such holder is entitled to vote.

     The presence, in person or by proxy, of a majority in number of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the Annual Meeting. Such majority being present, the election of each nominee for Director requires a plurality of the votes cast, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of the Company's independent accountants. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes are not counted in such tabulations for purposes of determining whether a proposal has been approved. Thus, abstentions on the Company's proposal to ratify the appointment of the Company's independent accountants will have the effect of a vote against such proposal, but any broker non-votes will have no effect on the outcome of such matter.

1. ELECTION OF DIRECTORS

     Pursuant to the Company's By-Laws, the Board has fixed the number of Directors at thirteen. Directors are to be elected by the holders of the Company's Common Stock to serve until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualify. Except for Mr. W. Marston Becker, each nominee was reelected by the stockholders at the last Annual Meeting of Stockholders. Mr. Becker, Vice Chairman of the Board and President and Chief Executive Officer of the DPIC Companies, subsidiaries of the Company, was first appointed a Director of the Company on March 8, 1996. On that date the Board announced its present intention of electing Mr. Becker as Chairman of the Board and Chief Executive Officer of the Company, effective January 1, 1997, following Mr. Alan Gruber's planned retirement from these positions on December 31, 1996. As of January 1, 1997, Mr. Gruber will continue as a member of the Company's Board and as Chairman of its Executive Committee, and, on a part-time basis as a Senior Executive Consultant to the Company. The number of Directors on the Board was increased on March 8, 1996 from twelve to thirteen to permit Mr. Becker to be added to the Board. Unless instructions to the contrary are received, proxies obtained in response to this solicitation will be voted in favor of the nominees listed below to be Directors of the Company. If any nominee should become unavailable for election, the shares represented by the enclosed proxy will be voted for such substitute nominee as may be proposed by the Board. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.

     The following information with respect to principal occupation and business experience has been furnished to the Company by the respective nominees:

                                                       PRINCIPAL OCCUPATION, FIVE-YEAR
 NAME, AGE AND POSITION                                 BUSINESS EXPERIENCE AND OTHER
    WITH THE COMPANY         DIRECTOR SINCE                CORPORATE DIRECTORSHIPS
- -------------------------  ------------------   ----------------------------------------------
W. Marston Becker, 43....  March 8, 1996        Vice Chairman of the Board, Orion Capital
  Vice Chairman of the                          Corporation, since March 8, 1996; Senior Vice
  Board, Orion Capital                          President, Orion Capital Corporation from July
  Corporation; President                        1994 to March 1996; President and Chief
  and Chief Executive                           Executive Officer of the DPIC Companies since
  Officer of the DPIC                           July 1994; President and Chief Executive
  Companies                                     Officer of McDonough Caperton Insurance Group,
                                                an insurance brokerage firm, from March 1987
                                                to July 1994.
Bertram J. Cohn, 70......  April 18, 1977       Managing Director, First Manhattan Company
  Director                                      (investment bankers) 1982-present.
John C. Colman, 69.......  March 31, 1976       Private investor and consultant. Director:
  Director                                      Duplex Products, Inc. and Premier Industrial
                                                Corp.
Alan R. Gruber, 68.......  March 31, 1976       Chairman of the Board and Chief Executive
  Chairman of the Board                         Officer of the Company, 1976-present.
  and Chief Executive                           Director: Guaranty National Corporation,
  Officer, Orion Capital                        Trenwick Group Inc. and trustee of six trusts
  Corporation                                   which manage the Neuberger & Berman family of
                                                equity mutual funds.
Larry D. Hollen, 50......  March 20, 1992       President and Chief Operating Officer of the
  President and Chief Op-                       Company since March 1, 1994; Executive Vice
  erating Officer, Orion                        President and Assistant Chief Operating
  Capital Corporation                           Officer of the Company from December 1, 1992
                                                to February 28, 1994 and Senior Vice President
                                                from 1990 to 1992. President of the EBI
                                                Companies, wholly-owned subsidiaries of the
                                                Company, from January 1990 to May 31, 1993.
                                                Director: Guaranty National Corporation.
Robert H. Jeffrey, 66....  March 31, 1976       Chairman of the Board, Jeflion Investment Com-
  Director                                      pany, 1994-present, President from 1974 to
                                                1994; Chairman of the Board, The Jeffrey
                                                Company (a privately held investment company
                                                which is the parent of Jeflion Investment
                                                Company), 1994-present, President from 1973 to
                                                1994.
Warren R. Lyons, 50......  September 9, 1992    Chairman, Avco Financial Services (a financial
  Director                                      services company and a subsidiary of Textron
                                                Inc.), August 1995-present, President from
                                                1989 to July 1995.
James K. McWilliams, 68... January 7, 1981      Proprietor of McWilliams & Company and general
  Director                                      partner of McWilliams Associates (investment
                                                counselors), 1967-present; General Partner,
                                                Mt. Eden Vineyards, 1986-present.
Ronald W. Moore, 51......  April 1, 1991        Adjunct Professor of Business Administration,
  Director                                      Graduate School of Business Administration,
                                                Harvard University, 1990-present. Director:
                                                CMAC Investment Corporation.
Robert B. Sanborn, 67....  June 3, 1987         Senior Executive Consultant to the Company
  Senior Executive Con-                         since March 1, 1995; Vice Chairman of the
  sultant, Orion                                Board of the Company from March 1, 1994 to
  Capital Corporation                           February 28, 1995; President and Chief
                                                Operating Officer of the Company from 1987 to
                                                1994; Chairman of the American Insurance
                                                Association (a property and casualty in-
                                                surance company trade group) from January 1993
                                                to January 1994. Director: Guaranty National
                                                Corporation, HCG Lloyd's Investment Trust plc,
                                                Intercargo Corporation and Nobel Insurance
                                                Limited.

                                                       PRINCIPAL OCCUPATION, FIVE-YEAR
 NAME, AGE AND POSITION                                 BUSINESS EXPERIENCE AND OTHER
    WITH THE COMPANY         DIRECTOR SINCE                CORPORATE DIRECTORSHIPS
- -------------------------  ------------------   ----------------------------------------------
William J. Shepherd,       September 22, 1976   Private investor; Chairman, Chemical New
  69.....................                       Jersey Holdings (a bank holding company),
  Director                                      1990-1991, Chairman, Chemical Bank New Jersey
                                                (a commercial bank), 1989-1991; Chairman,
                                                Princeton Bank and Trust Company (a commercial
                                                bank), 1989-1991. Director: Guaranty National
                                                Corporation.
John R. Thorne, 70.......  April 18, 1977       Morgenthaler Professor of Entrepreneurship,
  Director                                      Graduate School of Industrial Administration
                                                of Carnegie Mellon University, 1986-present;
                                                Chairman, The Enterprise Corporation of
                                                Pittsburgh (a private, non-profit corporation
                                                encouraging and supporting entrepreneurial
                                                businesses), 1983-present; a general partner
                                                of Pittsburgh Venture Partners, the general
                                                partner of the Pittsburgh Seed Fund (a private
                                                venture capital fund), 1985-present.
Roger B. Ware, 61........  November 1, 1988     President and Chief Executive Officer of
  Director                                      Guaranty National Corporation (a property and
                                                casualty insurance company), 1983-present;
                                                Senior Vice President of the Company from 1988
                                                to November 1991. Director: Guaranty National
                                                Corporation.

     The Board of Directors has an Audit Committee, the current members of which are Messrs. Colman (Chairman), Moore, Cohn and Thorne, none of whom is an employee of the Company. The Audit Committee confers periodically with management, the Company's internal auditors and the Company's independent accountants in connection with the preparation of financial statements and audits thereof and the maintenance of proper financial records and controls. The Audit Committee also reviews the nature and extent of any non-audit services provided by the Company's independent accountants. The Audit Committee makes recommendations to the Board with respect to the foregoing and brings to the attention of the Board any criticisms and recommendations that the independent accountants may have or any suggestions of the Audit Committee itself. During 1995, the Audit Committee held three meetings.

     The Board has a Compensation Committee, the current members of which are Messrs. Shepherd (Chairman), Jeffrey, Lyons and McWilliams, none of whom is an employee of the Company. The Compensation Committee reviews the amount and terms of compensation paid to the principal executive officers of the Company and of the Company's subsidiaries and may authorize, or recommend to the Board the authorization of, such salary levels, employment agreements and general incentive compensation arrangements as the Compensation Committee may deem appropriate. Based on the Committee's ongoing review of the performance of the Company's key executives and of alternative forms of current incentive and performance-based compensation, the Board may authorize the adoption of one or more of the available alternatives in addition to or in substitution for one or more of the present components of the Company's compensation arrangements. The Company does not have a standing nominating committee, but the Compensation Committee is authorized to act as a search and nomination committee to recommend nominees to the full Board for membership on the Company's Board of Directors. Nominees suggested by stockholders (accompanied by biographical material and the candidate's written consent to nomination) sent to the Company in care of the Secretary will be considered by the Compensation Committee. During 1995 the Compensation Committee held four meetings.

     The Board also has an Executive Committee, the members of which are Messrs. Gruber (Chairman), Shepherd and Cohn. The Executive Committee, during intervals between meetings of the Board, may exercise all of the powers of the Board in the management and control of the business of the Company, except as limited by law and except with respect to matters within the powers of the Audit Committee or Compensation Committee. Actions taken by the Executive Committee are reported to the Board at the next meeting of the Board. During 1995, the Executive Committee held two meetings.

     The Board held seven meetings in 1995. Each Director attended at least 75% of the aggregate number of meetings of the Board and of all committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's subsidiaries hold slightly less than 50% of the outstanding common stock of Guaranty National Corporation ("Guaranty"). The Company and Guaranty have entered into a shareholder agreement with respect to the composition of the Board of Directors and committees of Guaranty. So long as the Company or its subsidiaries beneficially own in the aggregate 30% or more of the voting securities of Guaranty, the Company has the right to designate three nominees to the Guaranty Board (one of whom will be the Chairman of Guaranty's Board), and so long as the Company or its subsidiaries beneficially own 20% or more of such Guaranty securities, the Company has the right to designate two nominees. The Company may require that Guaranty's Compensation Committee include the Company's nominees to the Guaranty Board. Currently, Messrs. Gruber, Hollen and Shepherd serve as Orion's designated directors on Guaranty's Board. Mr. Sanborn, Mr. Hollen's predecessor as Chief Operating Officer of the Company, is also a member of Guaranty's Board. Messrs. Gruber, Sanborn and Shepherd represent three of the four members of Guaranty's Compensation Committee. The Company's Compensation Committee is composed of Messrs. Shepherd, Jeffrey, Lyons, and McWilliams. Mr. Shepherd is the Chairman of both the Company's Compensation Committee and Guaranty's Compensation Committee. Roger B. Ware, Guaranty's President and Chief Executive Officer, serves as a member of the Company's Board of Directors but is not a member of any of its committees. Mr. Ware receives the regular fees and other benefits provided to all non-employee Directors of the Company.

DIRECTORS' COMPENSATION

     Fees: During 1995 each Director who was not an officer of the Company received a retainer fee of $18,000. Effective January 1, 1996 the annual retainer fee was increased to $20,000. The Chairman of the Audit Committee and of the Compensation Committee of the Board each receives an additional fee of $10,000. Also, each Director receives an attendance fee of $1,000 for each meeting of the Board and each meeting of a committee attended, except that a fee of $300 is paid for a committee meeting held on the same day as a meeting of the Board. Officers of the Company who serve as Directors do not receive either a retainer or any attendance fee for such service. The Company reimburses all Directors and officers for travel, lodging and related expenses which they incur in attending Directors' and committee meetings.

     Directors' Benefit Plans: Retirement Plan. Since 1990, the Company has had a pension plan for the non-employee Directors of the Company. Under the terms of the plan, a Director is entitled on retirement to receive an annual payment equal to one half the annual retainer fee (excluding meeting fees, fees paid to chairmen and expenses) for Directors of the Company in effect on the date of his retirement. This retirement benefit is to be paid to the Director, or his beneficiaries, for fifteen years or the number of years that the individual served as a Director of the Company, whichever is less. In addition, benefits under the plan will be paid out as a lump sum following a Change in Control (as defined in the plan) of the Company. The plan was amended, as of September 12, 1994, to require that any director newly elected after that date must serve at least five years as a Board member in order to be entitled to benefits under the plan. The plan is not qualified under the Employee Retirement Income Security Act of 1974 and is not funded.

     Deferred Compensation Plan. Under the Company's Deferred Compensation Plan (the "Deferred Plan"), non-employee Directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either (i) at the interest rate determined by the Compensation Committee (currently 9% compounded quarterly) or (ii) as units equivalent to shares of the Company's Common Stock to which additional amounts equivalent to dividends paid on such shares are credited quarterly. A participating non-employee Director will receive all amounts deferred and accrued under the Deferred Plan, either in one payment or as ten equal annual installments, starting in the first month of the year following the year in which the participant ceases to be a Director.

     Non-Employee Director Stock Option Plan. The 1994 Stock Option Plan for Non-Employee Directors (the "Option Plan") was approved by the stockholders of the Company on May 31, 1995. Under the Option Plan, each member of the Board of Directors who is not otherwise an employee of the Company or any subsidiary of the Company is eligible to participate. The Option Plan is administered by the Compensation Committee of the Board. Options granted under the Option Plan are nonstatutory options and have no tax consequences until exercised.

     Upon first being elected to the Board an individual who is eligible will be granted an initial option to purchase 5,000 shares. Thereafter, each year an option to purchase 1,000 shares is granted to each eligible Director immediately following the Company's Annual Meeting. Each option granted under the Option Plan expires ten years from the date of grant. The option exercise price per share may not be less than 100% of the fair market value per share at the close of business on the day the option is granted. Options granted immediately following an Annual Meeting shall fully vest and become exercisable and non-forfeitable on the day of the next Annual Meeting, if the optionee has continued to serve as a Director until that meeting. Options granted other than immediately following an Annual Meeting fully vest and become exercisable and non-forfeitable on the first anniversary of the day on which such option is granted, if the optionee has continued to serve as a Director until that day.

     The Company's nine eligible non-employee Directors were each awarded an initial option to purchase 5,000 shares of the Company's Common Stock on September 12, 1994 at an exercise price of $32.75 per share and on May 31, 1995, each such Director received an additional option to purchase 1,000 shares at an exercise price of $38.75 per share.

                   SECURITY OWNERSHIP OF DIRECTORS, OFFICERS

                        AND PRINCIPAL BENEFICIAL OWNERS

     The following table sets forth information concerning the shares of the Company's Common Stock beneficially owned by all Directors, by each of the executive officers named in the Summary Compensation Table on page 8 and all Directors and officers of the Company as a group, and each person or group who is known by the Company to be the beneficial owner of more than five percent of the total number of shares of the Company's Common Stock outstanding and entitled to vote.(1) All such information is given as of April 8, 1996, unless otherwise indicated.

                                                                                 PERCENT
                          NAME OF                       AMOUNT AND NATURE          OF
                     BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP      CLASS
        -------------------------------------------  -----------------------     -------
        W. Marston Becker..........................            18,704(2)            .13%
        Bertram J. Cohn............................            13,812(3)            .10%
        John C. Colman.............................            18,822(4)            .14%
        Alan R. Gruber.............................           245,113(5)           1.77%
        Larry D. Hollen............................            53,788(6)            .39%
        Raymond W. Jacobsen........................            19,899(7)            .14%
        Robert H. Jeffrey..........................            10,137(3)            .07%
        Warren R. Lyons............................             7,133(8)            .05%
        James K. McWilliams........................            10,687(3)            .08%
        Ronald W. Moore............................             7,086(3)            .05%
        Robert B. Sanborn..........................            84,712(9)            .61%
        Raymond J. Schuyler........................            34,787(10)           .25%
        William J. Shepherd........................            21,625(3)            .16%
        John R. Thorne.............................            14,593(3)            .11%
        Roger B. Ware..............................             8,918(3)            .06%
        All Directors and officers as a group
          (19 persons).............................           702,171(11)          5.06%
        Neuberger & Berman.........................         1,233,118(12)          8.89%
          605 Third Ave,
          New York, New York 10158
        Orion Capital Corporation Employees' Stock
          Savings and Retirement Plan..............           782,761(11)          5.64%
          600 Fifth Avenue
          New York, New York 10020

- ---------------

 (1) Excludes 1,469,344 shares owned by the Company and its subsidiaries and the shares covered by the Options awarded to the Company's non-employee Directors under the Option Plan, as described above.

 (2) Includes 4,911 shares as to which Mr. Becker has sole voting and investment power, 2,000 shares held in trust for Mr. Becker's children, 7,500 shares of Restricted Stock held pursuant to the terms of the 1982 Long-Term Performance Incentive Plan ("Performance Incentive Plan") 3,750 shares as to which Mr. Becker has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan and approximately 543 shares which represent his proportionate interest in shares held by the Trustee under the Company's Employees' Stock Savings and Retirement Plan ("Savings and Retirement Plan") as of December 31, 1995. Mr. Becker disclaims beneficial ownership of the shares owned by his children.

 (3) Indicates sole voting and investment power and 6,000 shares which the Director has a right to purchase as of June 30, 1996, pursuant to the terms of the Option Plan..

 (4) Includes 6,000 shares which Mr. Colman has a right to purchase as of June 30, 1996 pursuant to the terms of the Option Plan, 3,204 shares held in trust for Mr. Colman's children (over which he has shared voting and investment power) and 1,643 shares held by Mrs. Colman. Mr. Colman disclaims beneficial ownership of the shares held by his wife and held in trust for his children.

 (5) Includes 136,025 shares as to which Mr. Gruber has sole voting and investment power, 81,048 shares which Mr. Gruber has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan and approximately 28,040 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995.

 (6) Includes 20,389 shares as to which Mr. Hollen has sole voting and investment power, 12,773 shares which Mr. Hollen has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan, 7,812 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan and approximately 12,382 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995. Also includes 432 shares held by Mrs. Hollen, as to which Mr. Hollen disclaims beneficial ownership.

 (7) Includes 2,342 shares as to which Mr. Jacobsen has sole voting and investment power, 7,274 shares which Mr. Jacobsen has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan, 8,000 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan and approximately 2,283 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995.

 (8) Includes 902 shares as to which Mr. Lyons has sole voting and investment power, 6,000 shares which Mr. Lyons has a right to purchase as of June 30, 1996 pursuant to the terms of the Option Plan and 231 shares owned by Mrs. Lyons. Mr. Lyons disclaims beneficial ownership of the shares owned by Mrs. Lyons.

 (9) Includes 53,562 shares as to which Mr. Sanborn has sole voting and investment power, 20,822 shares which Mr. Sanborn has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan and approximately 7,828 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995. Also includes 2,500 shares held by Mrs. Sanborn, as to which Mr. Sanborn disclaims beneficial ownership.

(10) Includes 18,318 shares as to which Mr. Schuyler has sole voting and investment power, 5,702 shares which Mr. Schuyler has a right to purchase as of June 30, 1996 pursuant to the terms of the Performance Incentive Plan, and approximately 10,767 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995.

(11) Includes 91,157 shares which represent the group's proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1995, 206,605 shares which the group has rights to acquire as of June 30, 1996 pursuant to the Performance Incentive Plan and 23,312 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan. As of December 31, 1995, the Savings and Retirement Plan, as a whole, held 782,761 shares (5.64%) of the Company's Common Stock. Shares of the Company's Common Stock held by the Savings and Retirement Plan Trustee will be voted in accordance with the instructions of the employee for whose account the shares are held. If no such instructions are received, the Savings and Retirement Plan Trustee will vote such shares in the same proportion as it votes shares for which it does receive instructions from other participating employees.

(12) Neuberger & Berman ("N&B") reported in an amendment to its Schedule 13G filed with the Securities and Exchange Commission on February 12, 1996 that it held 1,233,118 shares of the Company's Common Stock with shared power to dispose or direct the disposition of all such shares, sole voting power with respect to 238,436 shares and shared voting power as to 716,775 of such shares. N&B has reported that it held such shares for many unrelated clients, none of whom has an interest relating to five percent or more of the Company's Common Stock. The number reported in the table excludes 71,875 shares of Common Stock held by certain partners of N&B in their own personal securities accounts and 74,800 shares held by the Neuberger & Berman Profit Sharing Retirement Plan ("N&B Plan") for the benefit of the N&B Plan's participants who are current and former N&B employees and partners. N&B disclaims beneficial ownership of such shares owned directly by N&B partners and the N&B Plan. Mr. Gruber is a trustee of six trusts which manage the N&B family of equity mutual funds.

         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and executive officers to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers and Directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that they were not required to file Form 5, all of its officers and Directors have complied with all filing requirements applicable to them with respect to transactions during 1995.

                             EXECUTIVE COMPENSATION

     The information presented in this section and elsewhere in this Proxy Statement with respect to the Company's Common Stock market prices, number of shares of Restricted Stock, number of shares of Common Stock covered by Options, Option exercise prices and number of Performance Units have been adjusted to reflect the effect of the 5-for-4 stock split paid on November 15, 1993.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1995, 1994 and 1993 of those persons who were at December 31, 1995 (1) the chief executive officer and (2) the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of 1995. (The chief executive officer and the other four most highly compensated executive officers are referred to collectively as the "Named Officers.") Mr. Becker was not employed by the Company until July 1994 and was elected Vice Chairman of the Board on March 8, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                            ------------------------------------------------
                                                                         AWARDS                   PAYOUTS
                                                            ---------------------------------   ------------
                                    ANNUAL COMPENSATION       RESTRICTED           STOCK         LONG-TERM
                                    --------------------         STOCK            OPTIONS        INCENTIVE         ALL OTHER
NAME AND PRINCIPAL POSITION YEAR    SALARY $    BONUS $     AWARD(S)$(1)(2)    (SHARES)(2)(3)   PAYOUTS $(4)   COMPENSATION $(5)
- --------------------------- ----    --------    --------    ---------------    --------------   ------------   ------------------
Alan R. Gruber............. 1995     497,186     450,000             -0-               -0-         114,624            97,783
  Chairman of the Board &   1994     479,496     410,000             -0-            25,000          94,702            72,663
  Chief Executive Officer   1993     466,794     370,000             -0-               -0-          87,891            74,272
W. Marston Becker.......... 1995     218,892     150,000         307,500               -0-             -0-            40,143
  Vice Chairman of the
    Board                   1994      97,154      60,000             -0-            15,000             -0-            10,877
  of the Company
  and President of the
  DPIC Companies
Larry D. Hollen............ 1995     287,738     225,000             -0-               -0-          94,044            54,855
  President & Chief         1994     252,546     200,000             -0-            22,500          75,707            42,583
  Operating Officer         1993     212,450     150,000             -0-               -0-          22,116            35,527
Raymond Jacobsen........... 1995     207,738     140,000             -0-               -0-          26,753            37,640
  Senior Vice President     1994     169,469     125,000         270,000             8,000          20,203            27,690
  of the Company            1993     147,700      90,000             -0-             1,563          14,194            20,539
  and Chairman of the
  EBI Companies
Raymond J. Schuyler........ 1995     184,584     105,000             -0-               -0-          22,925            41,937
  Vice President --         1994     177,354      90,000             -0-             6,400          18,940            33,457
  Investments               1993     169,700      85,000             -0-               -0-          19,169            33,040

- ---------------

(1) Represents the value of shares of Restricted Stock awarded to the Named Officers pursuant to the terms of the Performance Incentive Plan. Pursuant to Mr. Becker's employment agreement, 7,500 shares of Restricted Stock were awarded to him on October 31, 1995, based on a market price per share of $41.00. Pursuant to Mr. Jacobsen's employment agreement, 8,000 shares of Restricted Stock were awarded to him on July 19, 1994, based on a market price per share of $33.75. Each award of Restricted Stock vests in four equal installments beginning on the second anniversary of such award. Awards of Restricted Stock are subject to restrictions on transfer and will be forfeited if the Named Officer terminates his employment prior to the fifth anniversary of the date of each award. In the event of death, the Restricted Stock awarded to Mr. Becker in 1995, to Mr. Jacobsen in 1994 and to Mr. Hollen in 1992 continues to vest and would be paid to his designated beneficiary. If a Change in Control (as defined in the Performance Incentive
    Plan) were to occur before the shares of Restricted Stock were fully vested, all of such shares would become immediately vested. Dividends on Restricted Stock are paid when and as dividends are paid on the Company's Common Stock.

    The aggregate total of Restricted Stock holdings of each of the Named Officers, valued as of December 31, 1995, at a market price of $43.375 per share are as follows:

                                                                     RESTRICTED STOCK
                                                                    ------------------
              NAME                                                  SHARES     VALUE $
                                                                    -----      -------
        W. Marston Becker.......................................... 7,500      325,313
        Larry D. Hollen............................................ 7,812      338,846
        Raymond W. Jacobsen........................................ 8,000      347,000

(2) Awards of Restricted Stock or Options are made in tandem with awards of Performance Units pursuant to the terms of the Performance Incentive Plan. The value of a Performance Unit under the Performance Incentive Plan will be equal at any time to the book value per share of the Company's Common Stock. However, the right of any Named Officer to receive payment in respect of a Performance Unit award is contingent upon (a) whether the Named Officer remains an employee of the Company (except in the case of retirement, disability or death) throughout the applicable period ("Performance Period"), and (b) whether the applicable target ("Performance Target"), as established at the time of award by the Compensation Committee, has been achieved. The Compensation Committee has determined that all Performance Units awarded to date will have a Performance Target of an 11% compound annual increase in the Company's book value per share during a five-year Performance Period to achieve the maximum payout. If the compound annual increase in the Company's book value per share during the Performance Period does not exceed 6%, no payout is made. If a Change in Control (as defined) were to occur before the Performance Units were fully vested, all such Units would become immediately vested and the Compensation Committee may, in its sole discretion, declare the Performance Units immediately payable in such amounts as the Committee may determine.

    On March 7, 1996, October 31, 1995 and July 19, 1994, 2,500, 3,750 and 3,750
    Performance Units, respectively, were awarded to Mr. Becker; on March 9, 1994, 1,875 Performance Units were awarded to Mr. Hollen; on July 19, 1994, 4,000 Performance Units were awarded to Mr. Jacobsen; and on September 12, 1994, 6,250, 3,750, 2,000 and 1,600 Performance Units were awarded to Messrs. Gruber, Hollen, Jacobsen and Schuyler, respectively. On June 2, 1993, 391 Performance Units were awarded to Mr. Jacobsen.

(3) Options awarded to the Named Officers are granted pursuant to the terms of the Performance Incentive Plan. To the maximum possible extent, all stock options have been structured to qualify as Incentive Stock Options. No Option may be exercised more than ten years from the date of grant, and the exercise price may not be less than 100% of the fair market value of the shares covered thereby on the date of grant. When an Option is exercised, the full exercise price must be paid in cash and/or by the surrender, at fair market value, of shares of the Company's Common Stock. Generally, each Option is exercisable in installments, as follows: 25% of the shares of Common Stock covered by the Option may be purchased on and after the first anniversary of the date of grant and additional 25% installments on and after each of the second, third and fourth anniversaries of the date of grant. If a Change in Control (as defined) were to occur before the Option is exercisable in full, the Option would become immediately exercisable for all shares of Common Stock covered by such Option.

(4) Cash value of Performance Units paid under the Performance Incentive Plan for Performance Periods ended December 31, 1995, 1994 and 1993.

(5) Detail of amounts reported in the "All Other Compensation" column for 1995 is provided in the table below.

                                                                                                   MR.          MR.
                        ITEM                          MR. GRUBER   MR. BECKER    MR. HOLLEN     JACOBSEN      SCHUYLER
- ----------------------------------------------------- ----------   ----------   ------------   -----------   ----------
- - Company Contributions to the Supplemental Benefits
  Plan (see below)...................................  $ 73,798     $ 16,262      $ 33,967       $19,092      $ 13,965
- - Company Contributions to Savings and Retirement
  Plan...............................................    13,592       13,592        13,592        12,655        13,587
- - Split Dollar Insurance Premium.....................    --           10,289         7,296         5,893        14,385
- - Term Life Insurance Premium........................    10,393       --            --            --            --
                                                      ----------   ----------   ------------   -----------   ----------
       Total All Other Compensation..................  $ 97,783     $ 40,143      $ 54,855       $37,640      $ 41,937
                                                      ===========  ==========   ============   ===========   ==========

    The Savings and Retirement Plan is a qualified 401(k) savings plan in which all employees of the Company are eligible to participate. The Company makes matching contributions to the Plan of up to 6% of a participating employee's base salary, unless limited by federal tax regulations. The Company contributes to the Supplemental Benefits Plan ("Supplemental Plan") that portion of the Company's contribution in the Savings and Retirement Plan that an employee failed to receive because of federal tax regulations limiting such contributions. All benefits under the Supplemental Plan are fully vested but no benefits are paid until January of the year following the year employment terminates. The Supplemental Plan is not qualified under the Employee Retirement Income Security Act of 1974 and is not funded.

OPTION GRANTS, EXERCISES AND FISCAL YEAR-END VALUES

  Option Grants in Last Fiscal Year

     No options were granted to the Named Officers in 1995. However, on March 7, 1996, Mr. Becker was granted an Option for 10,000 shares at an exercise price of $46.75 per share.

  Aggregate Option Exercises in Last Fiscal Year and Year End Option Values

     The following table provides information with respect to the unexercised options to purchase Common Stock granted in prior years under the Performance Incentive Plan for each of the Named Officers and held by them at December 31, 1995.

                                                                         NUMBER OF                  VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                  SHARES                            AT DECEMBER 31, 1995         AT DECEMBER 31, 1995 $(2)
                                 ACQUIRED          VALUE        ----------------------------    ----------------------------
            NAME               ON EXERCISE     REALIZED $(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -----------------------------  ------------    -------------    -----------    -------------    -----------    -------------
Alan R. Gruber...............     17,000          492,960          81,048          24,610        2,197,808         113,263
W. Marston Becker............        -0-              -0-           3,750          11,250           36,094          16,875
Larry D. Hollen..............        -0-              -0-          10,898          18,633          162,825          63,509
Raymond W. Jacobsen..........        -0-              -0-           6,883           8,149          109,627          32,718
Raymond J. Schuyler..........        -0-              -0-           5,702           6,167           96,800          27,491

- ---------------

(1) Represents difference between exercise price and market value on date of exercise. For a description of the material terms of Options and the Performance Units awarded in tandem therewith, see footnotes 2 and 3 on page 9.

(2) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Company's Common Stock on that date ($43.375).

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph on page 14 shall not be incorporated by reference into any such filing.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee, currently composed of four members of the Board of Directors, is a standing committee of the Board and only "outside" non-employee Directors serve on this Committee. Among its duties the Compensation Committee is charged with the responsibilities of establishing and administering the Company's policies concerning the compensation of management, including the Chief Executive Officer and all other key officers. In discharging such duties, the Compensation Committee is responsible for annually determining, and recommending to the full Board, the annual base salary and bonus for each of the Company's officers and for awarding grants under the Company's Performance Incentive Plan.

GENERAL

     The Company's stated objective is to achieve superior growth in stockholder value by being the best specialty property and casualty insurer in each of its businesses. In furtherance of that mission the Committee attempts to provide incentives to motivate management to superior performance in order to enhance the profitability of the Company (and, thus, stockholder value). Such incentives also enable the Company to attract and retain qualified executives who will contribute significantly to the long-term success of the Company.

     Executive compensation consists of a base salary, annual bonus and long-term incentive compensation. Guidelines for executive compensation at the Company are at levels which are generally at about the median of the range of salaries paid to peer executives at other companies of generally similar size that are engaged in similar businesses. The Committee emphasizes variable compensation programs and believes that compensation should be based upon the attainment of individual and Company goals and should make possible total compensation levels in excess of industry averages if the Company's or business unit's performance is above average. The program is intended to cause management to focus on managing the Company from an owner's perspective of enhancing value and achieving long-term financial success and earnings growth.

     In the first quarter of 1996 the Compensation Committee reviewed material provided by Messrs. Gruber and Hollen and the Company's Human Resources Department in connection with recommendations for bonuses with respect to services provided in the prior year and for adjustments in base salaries. The process involves an evaluation of many diverse elements.

ANNUAL COMPENSATION

     The Committee believes that it is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for improvements in the future. This includes an evaluation of an executive's ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on the Company's performance. It also takes into account the actual performance of the Company or a business unit of the Company compared to its expected potential. In making its recommendations for base salaries and annual bonuses for key officers, the Compensation Committee considers a variety of factors, including material on salary movements for peer executives at other companies, each executive's success in meeting both personal and Company objectives, level of responsibility, length of service, knowledge and potential for advancement, although none of these factors is assigned a specific weight. The Committee also gives consideration to its assessment of the quality of services rendered by the executive during the year, the Company's success compared to its competitors, and the internal comparability of compensation among the Company's executives. The Committee in its discretion subjectively weighs the above factors in determining appropriate salary levels.

     All cash bonuses awarded to officers in respect of fiscal 1995 were awarded pursuant to the Company's Annual Incentive Plan, a target-oriented bonus program. While bonuses to executive officers are discretionary, a variety of financial and project targets are established for each senior officer to measure both individual performance and Company performance. These targets may include one or more of the following measurements: return on stockholders' equity, operating earnings, premium growth, loss and expense ratios, control of expenses and completion of specific projects. Awards are generally based on the degree to which the targets are attained and on individual performance during the year. Target annual bonus awards, as a percentage of base salary, range from 25% for certain vice presidents to 40% and 45% for the President and the Chairman, respectively. Depending on performance, an individual could receive no bonus or an amount equal to as much as twice his or her target bonus. In addition, personal performance is measured against other relevant non-quantitative factors, such as customer satisfaction, work efficiency or degree of skill required to perform the task. In determining the amount of a bonus, the Committee subjectively weighs a variety of these factors. The Compensation Committee, when it deems appropriate, may authorize the payment of an individual bonus award even if the individual's targets are not achieved. After the Company's year-end results have been audited by its independent certified public accountants, payments under the program are made in cash. During 1995, the Company's performance exceeded all goals.

     Certain of the Named Officers are employed under employment agreements that provide for minimum base compensation. Determinations as to bonus levels and salary increases for these Named

Officers, as well as those without employment agreements, have been discretionary and have not been made on the basis of a formulaic weighing of the factors described above. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation.

CEO'S COMPENSATION

     Mr. Gruber has an employment agreement with the Company (see "Employment Agreements" below), pursuant to which he was paid a base salary of $500,000 for the twelve month period beginning April 1, 1995. In determining bonus and base salary for Mr. Gruber for 1996, the Committee considered the Company's continued outstanding performance during 1995 which met or exceeded agreed upon objectives, including among other factors, the Company's high return on equity, low combined ratios over each of the past six years, the 23.05% increase in the market price of the Company's stock from the end of 1994 and a 13.4% increase in operating earnings. As part of its consideration of Mr. Gruber's compensation, the Committee also reviewed his activities and accomplishments in promoting the long term interests of the Company such as the development of strong strategic, operating and succession plans. The relative weight assigned to each factor, or component thereof, is not quantified. Based on the above factors, Mr. Gruber was awarded a cash bonus for 1995 of $450,000, an increase of approximately 10% over the bonus awarded for services rendered in 1994. Mr. Gruber's base salary remains unchanged at $500,000 per year for the period beginning April 1, 1996.

     In determining the bonus awards to other key officers, the Committee reviewed with Messrs. Gruber and Hollen recommendations of management based on individual performance of each officer as well as the evaluation of general factors substantially comparable to those considered in establishing the award for Mr. Gruber.

LONG-TERM INCENTIVES

     Long-term incentives for the Company's Chief Executive Officer and other key officers are provided through the Company's Performance Incentive Plan. The Committee grants awards under the Performance Incentive Plan to individuals that the Company believes have the ability to influence its long-term growth and profitability. Generally, the Committee grants larger awards commensurate with higher position level and that reflect competitive practices within the property and casualty insurance industry. The awards can be in the form of Stock Options and Performance Units or Restricted Stock and Performance Units. Awards under the Performance Incentive Plan are usually made every two years and the last awards were made in 1994. Consequently, except for the award of Restricted Stock and Performance Units made to Mr. Becker in October 1995 pursuant to the terms of his employment contract, no awards were made in 1995. In general, prior to 1992, awards of Options were limited to the Chairman of the Board and the Chief Operating Officer, with all other officers receiving awards of Restricted Stock. However, based in part on a study completed in 1992 by an outside consultant, the Company now as a general rule awards Stock Options, rather than Restricted Stock, to the top 10 officers of the Company. The basis for determining the amount of awards was subjective and was not based upon the amount and terms of Options already held; however, the Compensation Committee did consider the results of the Company's performance and the executive officer's contribution to that performance as well as expected future contributions to the success of the Company in determining the amount of individual awards. Future awards may be granted on the same basis. Performance Unit awards are made in tandem with Option and Restricted Stock awards. The number of Stock Options or shares of Restricted Stock granted is, in general, based on the grade level of an executive's position and the most recent assessment of the executive's performance. The number of Performance Units awarded is usually equal to a quarter of the number of shares covered by an Option or one half of the number of shares of Restricted Stock.

     The Committee has the authority to determine the individuals to whom awards are made, the type of awards (Options or Restricted Stock), the conditions of the awards, the number of shares of Restricted Stock, the number of shares covered by an Option and number of Performance Units. In general, it is through the award of Options and Restricted Stock that the Company attempts to align management's interests with those of the stockholders and to provide an opportunity to its key officers to build a meaningful stake in the Company. The Option exercise price must be no less than the fair market value of the Company's stock on the date of grant. The Committee has never repriced an Option's exercise price. Thus, the value of each stockholder's investment in the Company must appreciate before an optionee receives any benefit from the Option. Maximum payout on awards of Performance Units is made only if the Company achieves an 11% compound annual increase in its book value per share during the Performance Period. As a result, as with Options, the value of the Performance Unit to the executive will be realized only with the creation of value for stockholders.

     The Committee believes that these non-cash awards emphasize the Committee's position that a significant equity stake in the Company connects an executive's compensation to future enhancement of stockholder value.

OTHER BENEFITS

     Executive officers may also participate in the Company's Employees' Stock Savings and Retirement Plan which includes the Company's contributions to that Plan, a Supplemental Benefits Plan under which certain executives are entitled to additional benefits that cannot be awarded under qualified plans due to Internal Revenue Code limitations, as well as other benefits that are generally available to all employees.

DEDUCTIBILITY OF COMPENSATION

     Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. No executive officer was subject to the limitations of Section 162 (m) in 1995. The Committee intends to structure any compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company's peer group of companies, the Committee retains the authority to authorize payments, including salary and bonus, that may not be deductible.

                                          Compensation Committee
                                             William J. Shepherd, Chairman
                                             Robert H. Jeffrey
                                             Warren R. Lyons
                                             James K. McWilliams

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Dow Jones Property and Casualty Index.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG THE
                            COMPANY'S COMMON STOCK,
            THE STANDARD & POOR'S 500 STOCK INDEX AND THE DOW JONES
                          PROPERTY AND CASUALTY INDEX

      MEASUREMENT PERIOD                                            DOW JONES
    (FISCAL YEAR COVERED)        ORION CAPITAL      S&P 500            P & C
1990                                       100             100             100
1991                                       187             130             124
1992                                       268             140             152
1993                                       308             154             153
1994                                       349             156             161
1995                                       438             215             223

- ---------------
* Assumes that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has employment agreements with four of its current executive officers: Alan R. Gruber, Larry D. Hollen, Raymond W. Jacobsen and W. Marston Becker and a former officer and current director, Robert B. Sanborn.

     Mr. Gruber: The Company entered into an employment agreement with Mr. Gruber as of March 1993. Mr. Gruber's agreement provides for a minimum base annual compensation beginning April 5, 1996 of not less than $500,000 with such salary increases as may from time to time be approved by the Board and requires that the Company provide Mr. Gruber with term life insurance in the amount of $500,000. The contract has an Initial Term ending on December 31, 1996, during which Mr. Gruber will serve as Chairman and Chief Executive Officer, and a Successive Term of five years during which Mr. Gruber will be a Senior Executive Consultant.

     The Initial Term of Mr. Gruber's contract may be shortened by Mr. Gruber in certain circumstances; the Successive Term would then start at such earlier date. Mr. Gruber may terminate the Initial Term of the contract at any time on three months' notice. In addition, either the Company or Mr. Gruber may terminate the Initial Term of his contract at any time after the end of four months following a change in effective voting control of the Company, effective ten days after notice. A change in effective voting control shall be deemed to have occurred upon (i) acquisition by any person or group of 40% or more of the Company's Common Stock, (ii) a merger or consolidation in which the Company is not a survivor or (iii) any time a majority of the members of the Board are persons who were not members of the Board twelve months prior to that time (collectively "Change in Control"). If there is a Change in Control of the Company and at any time thereafter Mr. Gruber terminates his employment or if Mr. Gruber receives written notice of termination, he (or his beneficiary) would be entitled to receive, until the termination date of his agreement, base salary (at the level in effect on the date of notice), a bonus equal to the bonus which would have been payable to him in the year in which notice is given if he had achieved target performance, and other usual employee benefits provided by the Company.

     If the Initial Term of Mr. Gruber's contract is ended on notice, as described above, all previously unexercised Stock Options will be deemed to be exercisable and all unexpired periods of performance with respect to any Performance Units or awards will be deemed to have expired. Mr. Gruber will be entitled to receive the value of such Performance Units at the end of the month during which termination occurs on the basis of an equitable pro-rating of the Performance Period, Performance Target and award amount.

     Mr. Gruber's contract provides that in the event of his death during the Initial Term, his beneficiaries would be entitled to receive his base salary to date of death, a pro-rata portion of any bonus that would have been payable to him with respect to the fiscal year in which he dies and other usual death benefits provided by the Company. If he becomes disabled, he will be entitled to receive, for the remainder of the Initial Term, disability compensation of not less than 50% of base salary plus other usual employee benefits provided by the Company.

     Upon commencement of the Successive Term, the cash compensation to be paid to Mr. Gruber will be reduced. Mr. Gruber's base compensation will be reduced to an amount equal to (i) one-half his average salary and bonus compensation during the five years preceding the start of the Successive Term minus (ii) the annuitized present value of all amounts credited to him by the Company under its former Pension Plan, under the Company's Savings and Retirement Plan and under the Company's Supplemental Benefits Plan. Such reduced level of compensation shall continue for Mr. Gruber's life. It is currently estimated that, assuming continued appreciation of the Company's Common Stock and other factors, the actuarially determined net present value of the aggregate cash compensation is approximately $900,000. Mr. Gruber can elect actuarially-equivalent survivor benefits prior to the start of the Successive Term. Mr. Gruber will not be eligible to participate in the Company's bonus, option and other benefit plans for its employees after the second year of his contract's Successive Term.

     The Company agreed to purchase an annuity to fund the payments to be made to Mr. Gruber following termination of the Initial Term. If Mr. Gruber chooses a payment option other than the one provided in his contract, the amount payable per month will be actuarially adjusted. Unless a "transfer event" shall occur (by reason of a Change in Control or of a certain lowering of the Company's credit standing), his annuity shall be the property of the Company. If a transfer event occurs, ownership of the annuity contract will be transferred to his designated beneficiary, if any, and the income tax cost to the recipient of that transfer will be borne by the Company, subject to recoupment as and to the extent payments are subsequently made under the annuity contracts.

     Messrs. Hollen, Jacobsen and Becker: The Company entered into an employment agreement with Mr. Hollen as of December 1, 1992 which agreement was amended and restated as of December 6,

1995. The agreement with Mr. Hollen currently provides for a base salary of $300,000 with such salary increases as may from time to time be approved by the Company. Pursuant to the agreement, Mr. Hollen was granted, as of December 1, 1992, 15,625 shares of Restricted Stock and 7,812.5 Performance Units in accordance with the terms of the Performance Incentive Plan.

     The Company also entered into an employment agreement with Mr. Jacobsen on July 19, 1994, when Mr. Jacobsen was promoted to Senior Vice President of the Company. His employment agreement was amended and restated as of December 6, 1995. The agreement currently provides for a base salary of $230,000 with such salary increases as may from time to time be approved by the Company. Pursuant to the agreement, Mr. Jacobsen was granted 8,000 shares of Restricted Stock and 4,000 Performance Units in accordance with the terms of the Performance Incentive Plan.

     The Company entered into an employment agreement with Mr. Becker on October 31, 1995. The agreement currently provides for a base salary of $300,000 with such salary increases as may from time to time be approved by the Company, and on that same date, pursuant to the agreement, Mr. Becker was granted 7,500 shares of Restricted Stock and 3,750 Performance Units in accordance with the terms of the Performance Incentive Plan. Each of Mr. Hollen, Mr. Jacobsen and Mr. Becker is referred to as "Executive" below.

     The term of each agreement is for five years and is automatically renewed yearly until either party thereto gives notice of termination. The agreements will not be terminated by any merger, consolidation, sale of assets or voluntary or involuntary dissolution in which the Company is not the survivor. Each agreement may be terminated by the Company in the event the Executive becomes disabled, is convicted of a felony or a misdemeanor, engages in conduct which is materially injurious to the Company or willfully fails to substantially perform his duties with the Company. In addition, termination may be effected on seven days notice by the Company or Executive at any time prior to the expiration of the term of the agreement or during the twelve months following the month in which there is a Change in Control. For a period of two years after the term of the agreement the Executive agrees not to compete with the Company.

     Each agreement provides that in the event of the Executive's death while employed, his beneficiaries would be entitled to receive his base salary to date of death, a pro-rata portion of any bonus that would have been payable to him with respect to the fiscal year in which he dies and other usual death benefits provided by the Company. If the Executive becomes disabled, he would be entitled to receive disability compensation in accordance with the terms of the Company's disability insurance program, a pro-rata portion of any bonus as described above, plus other usual employee benefits provided by the Company. In addition, if the Executive dies or becomes disabled prior to the complete vesting of the shares of Restricted Stock and Performance Units awarded to him under the agreement, such awards will nevertheless continue to vest as if he were fully employed by the Company.

     For a period of one year following a Change in Control of the Company, if the Executive terminates his employment or if the Executive receives written notice of termination, he (or his beneficiary) would be entitled to receive, until the termination date of his agreement, base salary (at the level in effect on the date of notice), a bonus equal to the bonus which would have been payable to him in the year in which notice shall have been given if he had achieved target performance, and other usual employee benefits provided by the Company. In addition, all previously unexercised stock options would be deemed to be exercisable, all restrictions with respect to any Restricted Stock would be deemed to have been satisfied and lapsed, and all unexpired periods of performance with respect to any performance-related units or awards would be deemed to have expired. The Executive will be entitled to receive the value of such units at the end of the month during which termination occurs on the basis of an equitable pro-rating of the performance period, performance target and award amount.

     Mr. Sanborn: Robert B. Sanborn, a member of the Company's Board of Directors and a Senior Executive Consultant, entered into an employment contract with the Company in March 1993 when he was President and Chief Operating Officer of the Company. The provisions of that contract, effective as of February 28, 1995, provide for a minimum base annual compensation of not less than $125,000, with such salary increases as may from time to time be approved by the Board. The employment contract terminates on February 28, 2001. The Company will purchase an annuity to fund a joint-and-survivor benefit of $48,000 per year to Mr. Sanborn and his spouse, commencing upon completion of his contract. If he chooses a payment option other than the one provided in his contract, the amount payable per month will be actuarially adjusted. Unless a "transfer event" shall occur (by reason of a Change in Control or a certain lowering of the Company's credit standing), the annuity shall be the property of the Company. If a transfer event occurs, ownership of the annuity contract will be transferred to his designated beneficiary, if any, and the income tax cost to Mr. Sanborn of that transfer will be borne by the Company, subject to recoupment as and to the extent payments are subsequently made under the annuity contract.

     Severance Policy: The Board of Directors has adopted a severance policy applicable to the executive officers of the Company including the Named Officers. Pursuant to this policy, such officers will be entitled to receive one year's notice of termination, except in the event of termination for cause. This policy currently applies to the executive officers of the Company, including Mr. Schuyler, who do not have an individual employment agreement with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and certain of its subsidiaries have a policy of making loans to key officers, in connection with hiring or transfer to new locations, to assist such personnel in purchasing new residences. During 1989, Larry D. Hollen was required to move his residence from Illinois to Connecticut. In connection with this move, the Company loaned Mr. Hollen an aggregate of $150,000, secured by a mortgage on his Connecticut residence, for fifteen years, with interest at 10% per year. During 1994, W. Marston Becker, was required to move his residence from West Virginia to California. In connection with the move, the Company loaned Mr. Becker an aggregate of $250,000 secured by a mortgage on his California residence, for 5 years, with interest at 7.75% per year. As a result of Mr. Becker's election as Vice Chairman of the Company, during 1996 Mr. Becker will be required to move his residence from California to Connecticut. In connection with that move, the Company has agreed to purchase Mr. Becker's California residence at its fair market value less the outstanding amount remaining on the Company's mortgage.

     At the 1987 Annual Meeting of Stockholders of the Company, the stockholders authorized the execution by the Company of indemnification agreements with its Directors and executive officers. Subsequently, the Company entered into indemnification agreements with each of its Directors and executive officers which, among other things, contractually confirmed the indemnity provided under the Company's Restated Certificate of Incorporation, its By-Laws and under the Delaware General Corporation law.

     The Company and its subsidiaries have entered into several agreements with Guaranty. Mr. Ware, a director of the Company, is Guaranty's President and Chief Executive Officer. Pursuant to one such agreement, Messrs. Gruber, Hollen and Shepherd serve on Guaranty's board of directors (see Compensation Committee Interlocks and Insider Participation, at page 4). Also, the Company and Guaranty have an investment management agreement pursuant to which a portion of Guaranty's investment portfolio is managed by the Company's investment managers (under the direction and supervision of Guaranty) for a fee of approximately $650,000 for 1996. In addition, the Company's insurance subsidiaries have entered into certain reinsurance agreements and a trade name agreement with Guaranty.

     During 1995, as part of Guaranty's financing of its acquisition of Viking Insurance, the Company provided a commitment for a $21,000,000 Bridge Loan to Guaranty for which Guaranty paid a $210,000 commitment fee to the Company. In order to facilitate the financing of Guaranty's acquisition during 1995, $20,896,000 of Guaranty's outstanding subordinated notes due 2003 (the "2003 Notes") which were held by the Company, were converted into 1,326,128 shares of Guaranty's common stock. Total interest paid to the Company on the 2003 Notes in 1995 was $1,122,000.

     In the ordinary course of business, Guaranty's wholly-owned insurance subsidiaries reinsure certain risks with other companies. In 1995, certain of Guaranty's subsidiaries entered into a 100% reinsurance agreement with one of the Company's insurance subsidiaries. During that year, $152,000 in premiums were ceded under that reinsurance agreement and Guaranty was paid $5,000 for fees and expenses. Also, pursuant to other reinsurance agreements, a Guaranty insurance subsidiary assumed business written through the Company's insurance subsidiaries totaling $9,495,000 in premiums in 1995. Guaranty paid $160,000 in fees and reimbursed the Company's subsidiaries $178,000 of actual expenses incurred in conjunction with those reinsurance agreements. Also, a subsidiary of the Company is an agent for Guaranty and produced $411,000 in premiums for Guaranty and was paid $72,000 in commissions in 1995. During 1995, an investment by Guaranty in a leasehold participation in an office building in Monterey, California, owned and primarily occupied by the DPIC Companies matured and was repaid in cash. Interest paid to Guaranty during 1995 on the participation was $407,000.

     The Company has committed to invest up to $5,000,000 in Insurance Partners L.P., a partnership formed to make equity investments of up to $550 million in the insurance industry. Guaranty has committed to participate in the Company's commitment in an aggregate amount not to exceed $1,500,000. To date, the Company has invested $510,000 and Guaranty has invested $219,000 in partnership investments. Insurance Partners L.P. is managed by Insurance Partners Advisors L.P., of which Steven B. Gruber, a son of Mr. Alan R. Gruber, is a managing director.

2. RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected Deloitte & Touche LLP, independent certified public accountants, as independent auditors for the Company for the year 1996. A resolution will be submitted to stockholders at the meeting for ratification of such selection and the accompanying proxy will be voted for such ratification, unless instructions to the contrary are indicated therein. Although ratification by stockholders is not a legal prerequisite to the Board's selection of Deloitte & Touche LLP as the Company's independent certified public accountants, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of independent certified public accountants will be reconsidered by the Board; however, the Board may select Deloitte & Touche LLP, notwithstanding the failure of the stockholders to ratify its selection.

     The Board expects that a representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     Deloitte & Touche LLP has been the Company's independent certified public accountants since March 31, 1976. During the fiscal year ended December 31, 1995, Deloitte & Touche LLP performed audit services for the Company, including attendance at meetings with the Audit Committee and the Board on matters related to the audit, consultations during the year on matters related to accounting, tax and financial reporting and review of financial and related information included in filings with the SEC and other regulatory agencies.

     The appointment of auditors is approved annually by the Board. The decision of the Board is based upon the recommendation of the Audit Committee of the Board. In making its recommendation as to the appointment of auditors, the Audit Committee has regularly reviewed both the proposed audit scope and the estimated audit fees for the coming year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

3. MISCELLANEOUS MATTERS

     As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the meeting other than that which has been referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a Director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company not later than April 4, 1997. A copy of the applicable provisions of the By-Laws may be obtained by a stockholder, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In addition to the foregoing, in accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 18, 1996, in the form required under and subject to the other requirements of the applicable rules of the SEC, in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1997 Annual Meeting, scheduled for Wednesday, June 4, 1997.

COST OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of Common Stock. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally or by telephone. No compensation other than their regular compensation will be paid to officers or employees for any solicitation which they may make. The Company has retained D.F. King & Co., Inc., New York, New York to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of out-of-pocket expenses.

     At any time prior to being voted, the enclosed proxy is revocable by written notice to the Secretary of the Company or by attendance at the meeting and voting in person.

                                        By order of the Board of Directors,
April 11, 1996
                                            Michael P. Maloney
                                            Vice President, General Counsel
                                              and Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           ORION CAPITAL CORPORATION

         PROXY FOR HOLDERS OF COMMON STOCK--ANNUAL MEETING JUNE 5, 1996

     The undersigned holder of Common Stock of Orion Capital Corporation hereby appoints Alan R. Gruber, Larry D. Hollen and Michael P. Maloney, and each of them, with full power of substitution to each of them, and with authority in each to act in the absence of the other, as attorneys and proxies of the undersigned to vote, as designated below, all the shares of Common Stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Orion Capital Corporation to be held at 10:00 A.M., Eastern Daylight Savings Time, Wednesday, June 5, 1996, at Chase Bank, 270 Park Avenue, 3rd Floor Auditorium, New York, New York, and at any adjournments thereof.

PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2. IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                            -FOLD AND DETACH HERE-

PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.

/X/  PLEASE MARK YOUR VOTES AS THIS

1. ELECTION OF DIRECTORS for all nominees listed (except as marked)

M. Becker, B. Cohn, J. Colman, A. Gruber, L. Hollen, R. Jeffrey, W. Lyons,
J. McWilliams, R. Moore, R. Sanborn, W. Shepherd, J. Thorne,  R. Ware

                       FOR / /    WITHHOLD AUTHORITY / /

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- -------------------------------------------------------------------------------

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

2. APPROVAL OF AUDITORS. A proposal to ratify the selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company for the year 1996.

                     FOR / /    AGAINST / /    ABSTAIN / /

3. Upon such other business as may properly come before the meeting, or any adjournments thereof.

                     FOR / /    AGAINST / /    ABSTAIN / /

- -------------------------------------------------------------------------------

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for such meeting and Annual Report of the Company for 1995.

I PLAN TO ATTEND MEETING / /

Signature(s)                                           Date
            ------------------------------------------     --------------------
NOTE: Please sign exactly as your name appears hereon. All joint owners must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title for each. If a corporation, please sign in full corporation name by president, vice president or other authorized person. If a partnership, please sign in partnership name by a partner. PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                            -FOLD AND DETACH HERE-

       VOTING INSTRUCTIONS TO VANGUARD FIDUCIARY TRUST COMPANY AS TRUSTEE

                      UNDER THE ORION CAPITAL CORPORATION

                  EMPLOYEE'S STOCK SAVINGS AND RETIREMENT PLAN

        I hereby direct that at the Annual Meeting of Stockholders of Orion Capital Corporation on June 5, 1996, and at any adjournments thereof, the voting rights pertaining to my pro rata share of Orion Capital Corporation Common Stock held by the Trustee under the Employee's Stock Savings and Retirement Plan shall be exercised in accordance with the Proxy Statement for the election of the persons nominated as directors (unless such authority is withheld as provided on this card) and with respect to all the additional proposals as checked on this card, or if not checked, for such proposals.


                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



                            -FOLD AND DETACH HERE-

PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.
                                                        /X/ Please mark
                                                            your votes
                                                              as this.


                                                                  WITHHOLD
                                                       FOR       AUTHORITY

1. ELECTION OF DIRECTORS for all nominees listed       / /          / /
(except as marked)

M. Becker, B. Cohn, J. Colman, A. Gruber,
L. Hollen, R. Jeffrey, W. Lyons, J. McWilliams,
R. Moore, R. Sanborn, W. Shepherd, J. Thorne, R. Ware

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)


- ----------------------------------------------------



THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


                                                          FOR  AGAINST  ABSTAIN
2. APPROVAL OF AUDITORS. A proposal to ratify the
selection of Deloitte & Touche LLP, independent            / /    / /      / /
certified public accountants, as auditors for the Company for the year 1996.

3. Upon such other business as may properly
come before the meeting, or any adjournments thereof.     / /    / /      / /





                                         The undersigned hereby acknowledges
                                    receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for such meeting and Annual Report of the Company for 1995.





Signature(s)______________________________________________ Date________________
PLEASE SIGN AND RETURN THIS CARD PROMPTLY. As to any matters coming before the Meeting (whether or not specifically mentioned above) for which no written direction is received by the Trustee prior to the date of the Meeting, the Trustee shall exercise voting rights on your behalf in the same proportions as the Trustee was instructed to vote with respect to the shares for which it received instructions.
PLEASE SIGN DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.


                            -FOLD AND DETACH HERE-